FEDERAL DEPOSIT INSURANCE CORPORATION
WASHINGTON, D.C. 20006

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Amalgamated Financial Corp.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

022671101
(CUSIP Number)

December 31, 2022 and December 31, 2023
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☐ Rule 13d-1(c)
☒ Rule 13d-1(d)

(Page 1 of 23 Pages)

______________________________

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 022663108	13G	Page 2 of 23 Pages

1	NAME OF REPORTING PERSON Workers United
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)☐ (b)☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Pennsylvania
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 7,871,505.93*
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 7,871,505.93*
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,871,505.93*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 25.9%*
12	TYPE OF REPORTING PERSON OO

* The information set forth on this cover page reflects information as of December 31, 2023. As of December 31, 2022, Workers United may have been deemed to beneficially own 8,003,018.78 shares of Common Stock representing approximately 26.1% of the outstanding shares of Common Stock as of such time.

CUSIP No. 022663108	13G	Page 3 of 23 Pages

1	NAME OF REPORTING PERSON Chicago & Midwest Regional Joint Board, Workers United
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)☐ (b)☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Illinois
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 479,567*
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 479,567*
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 479,567*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6%*
12	TYPE OF REPORTING PERSON OO

* The information set forth on this cover page reflects information as of December 31, 2022 and as of December 31, 2023.

CUSIP No. 022663108	13G	Page 4 of 23 Pages

1	NAME OF REPORTING PERSON Laundry, Distribution & Food Service Joint Board, Workers United
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)☐ (b)☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New Jersey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 281,583.12*
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 281,583.12*
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 281,583.12*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%*
12	TYPE OF REPORTING PERSON OO

* The information set forth on this cover page reflects information as of December 31, 2022 and as of December 31, 2023.

CUSIP No. 022663108	13G	Page 5 of 23 Pages

1	NAME OF REPORTING PERSON Local 50, Workers United
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)☐ (b)☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 114,600*
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 114,600*
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 114,600*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%*
12	TYPE OF REPORTING PERSON OO

* The information set forth on this cover page reflects information as of December 31, 2022 and as of December 31, 2023.

CUSIP No. 022663108	13G	Page 6 of 23 Pages

1	NAME OF REPORTING PERSON Mid-Atlantic Regional Joint Board, Workers United
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)☐ (b)☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Maryland
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 264,939.14*
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 264,939.14*
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 264,939.14*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%*
12	TYPE OF REPORTING PERSON OO

* The information set forth on this cover page reflects information as of December 31, 2022 and as of December 31, 2023.

CUSIP No. 022663108	13G	Page 7 of 23 Pages

1	NAME OF REPORTING PERSON New York-New Jersey Regional Joint Board, Workers United
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)☐ (b)☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 1,630,806.40*
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,630,806.40*
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,630,806.40*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.4%*
12	TYPE OF REPORTING PERSON OO

* The information set forth on this cover page reflects information as of December 31, 2022. As of December 31, 2022, New York-New Jersey Regional Joint Board, Workers United may have been deemed to beneficially own 1,630,806.40 shares of Common Stock representing approximately 5.3% of the outstanding shares of Common Stock as of such time.

CUSIP No. 022663108	13G	Page 8 of 23 Pages

1	NAME OF REPORTING PERSON New York Metropolitan Area Joint Board, Workers United
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)☐ (b)☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 0*
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0*
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0%*
12	TYPE OF REPORTING PERSON OO

* The information set forth on this cover page reflects information as of December 31, 2023. As of December 31, 2022, New York Metropolitan Area Joint Board, Workers United may have been deemed to beneficially own 73,240 shares of Common Stock representing approximately 0.2% of the outstanding shares of Common Stock as of such time.

CUSIP No. 022663108	13G	Page 9 of 23 Pages

1	NAME OF REPORTING PERSON Pennsylvania Joint Board Workers United, SEIU
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)☐ (b)☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Pennsylvania
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 374,517.82*
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 374,517.82*
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 374,517.82*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2%*
12	TYPE OF REPORTING PERSON OO

* The information set forth on this cover page reflects information as of December 31, 2022. and as of December 31, 2023.

CUSIP No. 022663108	13G	Page 10 of 23 Pages

1	NAME OF REPORTING PERSON Philadelphia Joint Board, Workers United
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)☐ (b)☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Pennsylvania
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 523,022*
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 523,022*
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 523,022*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%*
12	TYPE OF REPORTING PERSON OO

* The information set forth on this cover page reflects information as of December 31, 2022 and as of December 31, 2023.

CUSIP No. 022663108	13G	Page 11 of 23 Pages

1	NAME OF REPORTING PERSON Rochester Regional Joint Board Fund for the Future
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)☐ (b)☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 132,580*
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 132,580*
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 132,580*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%*
12	TYPE OF REPORTING PERSON OO

* The information set forth on this cover page reflects information as of December 31, 2022 and as of December 31, 2023.

CUSIP No. 022663108	13G	Page 12 of 23 Pages

1	NAME OF REPORTING PERSON Rochester Regional Joint Board, Workers United
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)☐ (b)☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 519,132.96*
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 519,132.96*
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 519,132.96*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%*
12	TYPE OF REPORTING PERSON OO

* The information set forth on this cover page reflects information as of December 31, 2022 and as of December 31, 2023.

CUSIP No. 022663108	13G	Page 13 of 23 Pages

1	NAME OF REPORTING PERSON Western States Regional Joint Board, Workers United
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)☐ (b)☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 119,380*
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 119,380*
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 119,380*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%*
12	TYPE OF REPORTING PERSON OO

* The information set forth on this cover page reflects information as of December 31, 2022 and as of December 31, 2023.

CUSIP No. 022663108	13G	Page 14 of 23 Pages

1	NAME OF REPORTING PERSON Workers United Canada Council
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)☐ (b)☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Canada
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 27,421.98*
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 27,421.98*
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,421.98*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%*
12	TYPE OF REPORTING PERSON OO

* The information set forth on this cover page reflects information as of December 31, 2022 and as of December 31, 2023.

CUSIP No. 022663108	13G	Page 15 of 23 Pages

1	NAME OF REPORTING PERSON Workers United, Southern Regional Joint Board
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)☐ (b)☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Georgia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 149,794.78*
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 149,794.78*
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 149,794.78*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5%*
12	TYPE OF REPORTING PERSON OO

* The information set forth on this cover page reflects information as of December 31, 2022 and as of December 31, 2023.

CUSIP No. 022663108	13G	Page 16 of 23 Pages

1	NAME OF REPORTING PERSON Southwest Regional Joint Board
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a)☐ (b)☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Texas
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER 4,752.85*
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 4,752.85*
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,752.85*
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 0.1%*
12	TYPE OF REPORTING PERSON OO

* The information set forth on this cover page reflects information as of December 31, 2023. As of December 31, 2022, Southwest Regional Joint Board did not hold any shares of Common Stock.

CUSIP No. 022663108	13G	Page 17 of 23 Pages

Item 1(a).	NAME OF ISSUER:

The name of the issuer is Amalgamated Financial Corp., a Delaware public benefit corporation (the “Company”).

Item 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

The Company’s principal executive offices are located at 275 Seventh Avenue, New York, NY 10001.

Item 2(a).	NAME OF PERSON FILING:

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

Item 2(c).	CITIZENSHIP:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:
Workers United 22 South 22nd Street Philadelphia, PA 19103 Citizenship: Pennsylvania
Chicago & Midwest Regional Joint Board, Workers United 333 S. Ashland Ave Chicago, IL 60607 Citizenship: Illinois
Laundry, Distribution & Food Service Joint Board, Workers United 701-703 McCarter Highway Newark, NJ 07102 Citizenship: New Jersey
Local 50, Workers United 527 South Harbor Boulevard Anaheim, CA 92805 Citizenship: California
Mid-Atlantic Regional Joint Board, Workers United 5735 Industry Lane, Bld. C, Suite 101 Frederick, MD 21704 Citizenship: Maryland

CUSIP No. 022663108	13G	Page 18 of 23 Pages

New York-New Jersey Regional Joint Board, Workers United 305 7th Ave., 7th Floor New York, NY 10001 Citizenship: New York
New York Metropolitan Area Joint Board, Workers United 217 West 18th Street, Box 1258 New York, NY 10001 Citizenship: New York
Pennsylvania Joint Board, Workers United 5050 West Tighman Street, Suite 450 Allentown, PA 18104 Citizenship: Pennsylvania
Philadelphia Joint Board, Workers United 22 South 22nd Street Philadelphia, PA 19103 Citizenship: Pennsylvania
Rochester Regional Joint Board Fund For The Future 750 East Avenue Rochester, NY 14607 Citizenship: New York
Rochester Regional Joint Board, Workers United 750 East Avenue Rochester, NY 14607 Citizenship: New York
Western States Regional Joint Board, Workers United 920 S. Alvarado St. Los Angeles, CA 90006 Citizenship: California
Workers United Canada Council 2800 Skymark Ave, Unit 10A Mississauga, ON Canada, L4W 5A7 Citizenship: Canada
Workers United, Southern Regional Joint Board 1777 Phoenix Parkway Atlanta, GA 30349 Citizenship: Georgia
Southwest Regional Joint Board 3235 South Carrier Parkway Grand Prairie, TX 75052 Citizenship: Texas

CUSIP No. 022663108	13G	Page 19 of 23 Pages

Item 2(d).	TITLE OF CLASS OF SECURITIES:

Common Stock, par value $0.01 per share (the “Common Stock”).

Item 2(e).	CUSIP NUMBER:

022671101

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

Not applicable.

Item 4.	OWNERSHIP

The information required by Items 4(a) – (c) is set forth in Rows (5) – (11) of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person.

The percentages used herein as of December 31, 2022, are calculated based upon 30,672,303 shares of Common Stock outstanding as of November 4, 2023, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 filed with Securities and Exchange Commission on November 4, 2022.

The percentages used herein as of December 31, 2023, are calculated based upon 30,393,605 shares of Common Stock outstanding as of November 3, 2023, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023 filed with the Securities and Exchange Commission on November 3, 2023.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

CUSIP No. 022663108	13G	Page 20 of 23 Pages

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

Not applicable.

Item 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

Item 10.	CERTIFICATION.

Not applicable.

CUSIP No. 022663108	13G	Page 21 of 23 Pages

SIGNATURES

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATE: February 6, 2024

WORKERS UNITED

By:	/s/ Edgar Romney
Name:	Edgar Romney
Title:	Secretary-Treasurer

CHICAGO & MIDWEST REGIONAL JOINT BOARD, WORKERS UNITED

By:	/s/ Naomi K. Hanshew
Name:	Naomi K. Hanshew
Title:	Manager

LAUNDRY, DISTRIBUTION & FOOD SERVICE JOINT BOARD, WORKERS UNITED

By:	/s/ Alberto Arroyo
Name:	Alberto Arroyo
Title:	Co-Manager

By:	/s/ Megan Chambers
Name:	Megan Chambers
Title:	Co-Manager

LOCAL 50, WORKERS UNITED

By:	/s/ Angel Esparza
Name:	Angel Esparza
Title:	President

CUSIP No. 022663108	13G	Page 22 of 23 Pages

MID-ATLANTIC REGIONAL JOINT BOARD, WORKERS UNITED

By:	/s/ Patrick Jones, Jr.
Name:	Patrick Jones, Jr.
Title:	IVP

NEW YORK-NEW JERSEY REGIONAL JOINT BOARD, WORKERS UNITED

By:	/s/ Julie Kelly
Name:	Julie Kelly
Title:	General Manager

NEW YORK METROPOLITAN AREA JOINT BOARD, WORKERS UNITED

By:	/s/ Edgar Romney
Name:	Edgar Romney
Title:	Secretary-Treasurer

PENNSYLVANIA JOINT BOARD, WORKERS UNITED

By:	/s/ David Melman
Name:	David Melman
Title:	Manager

PHILADELPHIA JOINT BOARD, WORKERS UNITED

By:	/s/ Lynne Fox
Name:	Lynne Fox
Title:	Manager

ROCHESTER REGIONAL JOINT BOARD FUND FOR THE FUTURE

By:	/s/ Gary J. Bonadonna Jr.
Name:	Gary J. Bonadonna Jr.
Title:	Trustee

ROCHESTER REGIONAL JOINT BOARD, WORKERS UNITED

By:	/s/ Gary J. Bonadonna Jr.
Name:	Gary J. Bonadonna Jr.
Title:	Manager

CUSIP No. 022663108	13G	Page 23 of 23 Pages

WESTERN STATES REGIONAL JOINT BOARD, WORKERS UNITED

By:	/s/ Maria Rivera
Name:	Maria Rivera
Title:	Regional Manager

WORKERS UNITED CANADA COUNCIL

By:	/s/ Bhupinder Sanghera
Name:	Bhupinder Sanghera
Title:	Director – WUCC

WORKERS UNITED, SOUTHERN REGIONAL JOINT BOARD

By:	/s/ Carl C. Baumann
Name:	Carl C. Baumann
Title:	Southern Regional Director

SOUTHWEST REGIONAL JOINT BOARD

By:	/s/ Billie Jean Hervey
Name:	Billie Jean Hervey
Title:	Regional Director